EXHIBIT 99.1

New Energy Systems Group Receipt of Non-Binging Going Private Proposal
from its Chairman at $1.30 Per Shares

SHENZHEN, China, Mar. 4 , 2013 -- New Energy Systems Group (NYSE MKT: NEWN) ("New Energy" or the "Company"), an original design manufacturer and distributor of Anytone® and MeePower® branded consumer backup power systems for mobile devices and solar related application products to service municipal power applications, today announced that its Board of Directors has received a preliminary, non-binding proposal from its Chairman and Chief Executive Officer, Mr. Weihe (“Jack”) Yu, which stated that Mr. Yu intends to acquire all of the outstanding shares of the Company’s common stock not currently owned by him in a going private transaction at a proposed price of $1.30 per share in cash. Mr. Yu currently beneficially owns approximately 13.65% of the Company’s common stock. A copy of the proposal letter is attached hereto as Exhibit A.

The Company’s Board of Directors intends to form a special committee of independent directors to consider this proposal and any additional proposal that may be made by Mr. Yu and his affiliates, if any. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that a transaction with Mr. Yu or any other transaction will be approved or consummated.

About New Energy Systems Group

New Energy Systems Group is an original design manufacturer and distributor of lithium ion batteries and backup power systems for leading manufacturers of mobile phones, laptops, digital cameras, MP3s and a variety of other portable electronics. The Company's end-user consumer products are sold under the Anytone® and MeePower® brand in China and globally. The fast pace of new mobile device introductions in China combined with a growing middle class make it fertile ground for New Energy's end-user consumer products. Additional information about the company is available at: www.newenergysystemsgroup.com.

Forward Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

COMPANY
New Energy Systems Group
Ken Lin, VP of Investor Relations
Tel:   +1-917-573-0302
Email: ken@newenergysystemsgroup.com
www.newenergysystemsgroup.com